Exhibit 99.3

Dear Ramtron Business Partner,

As promised in our June 18 letter, we are contacting you immediately to notify you that Ramtron and Cypress Semiconductor have signed a definitive merger agreement under which Cypress will acquire Ramtron for $3.10 per share.

A copy of the press release we issued this morning accompanies this letter. The transaction is expected to close by the end of the calendar year.

This transaction does not diminish our commitment to provide you with the highest level of service. Until the transaction closes, we intend to continue supporting your sales activities and working together productively to provide customers with the full range of our F-RAM based low-energy and high data integrity solutions. After the transaction closes, we will endeavor to ensure a smooth transition to the Cypress organization.

As always, if you have any questions or concerns, please contact your primary Ramtron representative.

Regards,

Eric Balzer

Chief Executive Officer

Important Information

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. In response to the tender offer commenced by Cypress Semiconductor Corporation (“Cypress Semiconductor”) through its wholly-owned subsidiary, Rain Acquisition Corp., Ramtron has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF RAMTRON ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY (WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov. Ramtron also will provide a copy of these materials without charge on its website at www.ramtron.com, or stockholders may call the Company’s Information Agent, Innisfree M&A Incorporated, toll-free at (888) 750-5834.